EXHIBIT 5.1

November 17, 2015

Board of Directors

Cesca Therapeutics Inc.

2711 Citrus Road

Rancho Cordova, California 95742

Re:          Common Stock of Cesca Therapeutics Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Cesca Therapeutics Inc., a Delaware corporation (the "Company"), in connection with the registration of 10,222,449 shares of the Company's common stock underlying the exercise and conversion of certain debentures and warrants as described therein (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), all of which will be sold by selling stockholder as further described in the Company's registration statement on Form S-1 (File Number 333-207115) filed under the Securities Act (the "Registration Statement").

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States, the law applicable to contracts of the State of California and the law applicable to corporations of the State of Delaware.

Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) the selling stockholders duly exercise or convert the debentures and warrants and (iii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, we are of the opinion that the Shares to be issued will be, legally issued, fully paid and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ weintraub|tobin

Weintraub Tobin Chediak Coleman Grodin